EXHIBIT 99.1

News Release
Exxon Mobil Corporation
5959 Las Colinas Boulevard
Irving, TX 75039
972 444 1107 Telephone
972 444 1138 Facsimile

FOR IMMEDIATE RELEASE
THURSDAY, MAY 1, 2008

EXXON MOBIL CORPORATION ANNOUNCES ESTIMATED

FIRST QUARTER 2008 RESULTS

	First Quarter
	2008	2007	%
Net Income
$ Millions	10,890	9,280	17
$ Per Common Share
Assuming Dilution	2.03	1.62	25

Special Items
$ Millions	0	0

Earnings Excluding Special Items
$ Millions	10,890	9,280	17
$ Per Common Share
Assuming Dilution	2.03	1.62	25

Capital and Exploration
Expenditures - $ Millions	5,491	4,222	30

EXXONMOBIL'S CHAIRMAN REX W. TILLERSON COMMENTED:

"ExxonMobil's first quarter net income was a record $10,890 million, up 17% from the first quarter of 2007.  Earnings per share were up 25% reflecting the impact of the continuing share purchase program.  Higher crude oil and natural gas realizations, driven by record worldwide crude oil prices, were partly offset by lower refining and chemical margins, lower production volumes and higher operating costs.

Spending on capital and exploration projects was $5.5 billion in the first quarter, up 30% from last year, as we continued to actively invest in projects to bring additional crude oil, natural gas and finished products to market.

Share purchases to reduce shares outstanding were increased to $8.0 billion in the first quarter of 2008.  The Corporation distributed a total of $9.9 billion to shareholders during the quarter through dividends and share purchases to reduce shares outstanding, an increase of 13% or $1.1 billion versus the first quarter of 2007.”

FIRST QUARTER HIGHLIGHTS

•

Record first quarter net income was $10,890 million, up 17% from the first quarter of 2007.

•

Earnings per share were up 25% to $2.03 reflecting strong earnings and the reduced number of shares outstanding.

•

Spending on capital and exploration projects was $5.5 billion, up 30% from the first quarter of 2007.

•

Cash flow from operations and asset sales was approximately $21.8 billion, including asset sales of $0.4 billion.

•

Share purchases of $8.0 billion reduced shares outstanding by 1.8%.

•

The ExxonMobil-operated Kizomba C deepwater development started production from the Mondo field in January 2008, 23 months after project approval.  Kizomba C is designed to develop 600 million barrels of oil (gross) from the Mondo, Saxi and Batuque fields off the coast of Angola, utilizing two new floating production, storage, and offloading (FPSO) vessels.  The Saxi and Batuque fields are expected to begin production later in 2008, and combined peak production from the three fields is expected to reach 200,000 barrels of oil per day (gross).

•

ExxonMobil and Malaysia’s national oil company, PETRONAS, signed the main principles agreement for a new 25 year production sharing contract (PSC), to further develop petroleum resources offshore Peninsular Malaysia.  The contract includes commitments to implement significant enhanced oil recovery activities and for major investments to continue conventional oil development.

First Quarter 2008 vs. First Quarter 2007

Upstream earnings were $8,785 million, up $2,744 million from the first quarter of 2007. Record high crude oil and natural gas realizations increased earnings approximately $4.4 billion.  Volume and mix effects decreased earnings about $800 million, as increased natural gas volumes were more than offset by lower crude oil volumes.  Higher taxes, increased operating costs and lower gains on asset sales decreased earnings approximately $900 million.

On an oil-equivalent basis, production decreased 5.6% from the first quarter of 2007.  Excluding the Venezuela expropriation, divestments, OPEC quota effects and price and spend impacts on volumes, production was down 3%.

Liquids production totaled 2,474 kbd (thousands of barrels per day), down 272 kbd from the first quarter of 2007.  Excluding the Venezuela expropriation, divestments, OPEC quota effects and price and spend impacts on volumes, liquids production was down 6%.  Increased production from projects in west Africa and the North Sea was more than offset by mature field decline, PSC net interest reductions and maintenance activities.

First quarter natural gas production was 10,246 mcfd (millions of cubic feet per day), up 132 mcfd from 2007.   Higher European demand and North Sea project additions were partly offset by mature field decline.

Earnings from U.S. Upstream operations were $1,631 million, $454 million higher than the first quarter of 2007.  Non-U.S. Upstream earnings were $7,154 million, up $2,290 million from 2007.

Downstream earnings of $1,166 million were $746 million lower than the first quarter of 2007.  Significantly lower worldwide refining margins decreased earnings approximately $1.0 billion, while improved refinery operations increased earnings about $350 million.  Petroleum product sales of 6,821 kbd were 377 kbd lower than last year's first quarter, mainly reflecting asset sales.

U.S. Downstream earnings were $398 million, down $441 million from the first quarter of 2007.  Non-U.S. Downstream earnings of $768 million were $305 million lower.

Chemical earnings of $1,028 million were $208 million lower than the first quarter of 2007.  Lower margins, which decreased earnings approximately $350 million, were partly offset by favorable foreign exchange and tax effects.  Prime product sales of 6,578 kt (thousands of metric tons) in the first quarter of 2008 were 227 kt lower than the prior year.

Corporate and financing expenses were $89 million, up $180 million, mainly due to higher corporate costs and tax items.

During the first quarter of 2008, Exxon Mobil Corporation purchased 110 million shares of its common stock for the treasury at a gross cost of $9.5 billion.  These purchases included $8.0 billion to reduce the number of shares outstanding, with the balance used to offset shares issued in conjunction with the company's benefit plans and programs.  Shares outstanding were reduced from 5,382 million at the end of the fourth quarter to 5,284 million at the end of the first quarter.  Purchases may be made in both the open market and through negotiated transactions, and may be increased, decreased or discontinued at any time without prior notice.

ExxonMobil will discuss financial and operating results and other matters on a webcast at 10 a.m. Central time on May 1, 2008.  To listen to the event live or in archive, go to our website at exxonmobil.com.

Statements in this release relating to future plans, projections, events or conditions are forward-looking statements.  Actual results, including project plans, capacities, and timing and resource recoveries, could differ materially due to changes in long-term oil or gas prices or other market conditions affecting the oil and gas industry; political events or disturbances; reservoir performance; the outcome of commercial negotiations; wars and acts of terrorism or sabotage; changes in technical or operating conditions; and other factors discussed under the heading "Factors Affecting Future Results" on our website and in Item 1A of ExxonMobil's 2007 Form 10-K.  We assume no duty to update these statements as of any future date.  References to quantities of oil expected to be developed may include amounts not yet classified as proved reserves but that we believe will ultimately be produced.

Consistent with previous practice, this press release includes both earnings excluding special items and earnings per share excluding special items.  Both are non-GAAP financial measures and are included to help facilitate comparisons of base business performance across periods.  A reconciliation to net income is shown in Attachment II.  The release also includes cash flow from operations and asset sales.  Because of the regular nature of our asset management and divestment program, we believe it is useful for investors to consider sales proceeds together with cash provided by operating activities when evaluating cash available for investment in the business and financing activities.  A reconciliation to net cash provided by operating activities is shown in Attachment II.  Further information on ExxonMobil's frequently used financial and operating measures and other terms is contained under the heading "Frequently Used Terms" available through the Investor Information section of our website at exxonmobil.com.

Attachment I

EXXON MOBIL CORPORATION
FIRST QUARTER 2008
(millions of dollars, unless noted)
	First Quarter
	2008	2007
Earnings / Earnings Per Share

Total revenues and other income	116,854	87,223
Total costs and other deductions	96,662	71,159
Income before income taxes	20,192	16,064
Income taxes	9,302	6,784
Net income (U.S. GAAP)	10,890	9,280

Net income per common share (dollars)	2.05	1.64

Net income per common share
- assuming dilution (dollars)	2.03	1.62

Other Financial Data

Dividends on common stock
Total	1,879	1,825
Per common share (dollars)	0.35	0.32

Millions of common shares outstanding
At March 31	5,284	5,633
Average - assuming dilution	5,362	5,714

Shareholders' equity at March 31	123,139	114,110
Capital employed at March 31	135,503	124,266

Income taxes	9,302	6,784
Sales-based taxes	8,432	7,284
All other taxes	11,607	10,408
Total taxes	29,341	24,476

ExxonMobil's share of income taxes
of equity companies	1,005	573

Attachment II

EXXON MOBIL CORPORATION
FIRST QUARTER 2008
(millions of dollars)
	First Quarter
	2008	2007
Net Income (U.S. GAAP)
Upstream
United States	1,631	1,177
Non-U.S.	7,154	4,864
Downstream
United States	398	839
Non-U.S.	768	1,073
Chemical
United States	284	346
Non-U.S.	744	890
Corporate and financing	(89)	91
Corporate total	10,890	9,280
Special Items
Upstream
United States	0	0
Non-U.S.	0	0
Downstream
United States	0	0
Non-U.S.	0	0
Chemical
United States	0	0
Non-U.S.	0	0
Corporate and financing	0	0
Corporate total	0	0
Earnings Excluding Special Items
Upstream
United States	1,631	1,177
Non-U.S.	7,154	4,864
Downstream
United States	398	839
Non-U.S.	768	1,073
Chemical
United States	284	346
Non-U.S.	744	890
Corporate and financing	(89)	91
Corporate total	10,890	9,280
Cash flow from operations and asset sales (billions of dollars)
Net cash provided by operating activities (U.S. GAAP)	21.4	14.3
Sales of subsidiaries, investments and property, plant and equipment	0.4	0.5
Cash flow from operations and asset sales	21.8	14.8

Attachment III

EXXON MOBIL CORPORATION
FIRST QUARTER 2008

	First Quarter
	2008	2007
Net production of crude oil
and natural gas liquids,
thousands of barrels daily (kbd)
United States	388	416
Canada/South America	297	330
Europe	461	524
Africa	635	782
Asia Pacific/Middle East	498	508
Russia/Caspian	195	186
Worldwide	2,474	2,746

Natural gas production available for sale,
millions of cubic feet daily (mcfd)
United States	1,305	1,514
Canada/South America	663	852
Europe	5,126	4,609
Africa	34	25
Asia Pacific/Middle East	2,994	2,998
Russia/Caspian	124	116
Worldwide	10,246	10,114

Oil-equivalent production (koebd)[1]	4,182	4,432

[1]Gas converted to oil-equivalent at 6 million cubic feet = 1 thousand barrels

Attachment IV

EXXON MOBIL CORPORATION
FIRST QUARTER 2008

	First Quarter
	2008	2007
Refinery throughput (kbd)
United States	1,759	1,798
Canada	425	441
Europe	1,572	1,641
Asia Pacific	1,449	1,504
Other	321	321
Worldwide	5,526	5,705

Petroleum product sales (kbd)
United States	2,548	2,774
Canada	441	449
Europe	1,707	1,812
Asia Pacific	1,410	1,428
Other	715	735
Worldwide	6,821	7,198

Gasolines, naphthas	2,666	2,858
Heating oils, kerosene, diesel	2,089	2,195
Aviation fuels	612	633
Heavy fuels	687	726
Specialty products	767	786
Worldwide	6,821	7,198

Chemical prime product sales,
thousands of metric tons (kt)
United States	2,555	2,731
Non-U.S.	4,023	4,074
Worldwide	6,578	6,805

Attachment V

EXXON MOBIL CORPORATION
FIRST QUARTER 2008
(millions of dollars)

	First Quarter
	2008	2007
Capital and Exploration Expenditures
Upstream
United States	591	466
Non-U.S.	3,504	3,003
Total	4,095	3,469
Downstream
United States	351	212
Non-U.S.	476	319
Total	827	531
Chemical
United States	99	84
Non-U.S.	467	135
Total	566	219

Other	3	3

Worldwide	5,491	4,222

Exploration expenses charged to income
included above
Consolidated affiliates
United States	53	89
Non-U.S.	283	179
Equity companies - ExxonMobil share
United States	0	1
Non-U.S.	2	2
Worldwide	338	271

Attachment VI

EXXON MOBIL CORPORATION
NET INCOME

	$ Millions	$ Per Common Share

2004
First Quarter	5,440	0.83
Second Quarter	5,790	0.89
Third Quarter	5,680	0.88
Fourth Quarter	8,420	1.31
Year	25,330	3.91

2005
First Quarter	7,860	1.23
Second Quarter	7,640	1.21
Third Quarter	9,920	1.60
Fourth Quarter	10,710	1.72
Year	36,130	5.76

2006
First Quarter	8,400	1.38
Second Quarter	10,360	1.74
Third Quarter	10,490	1.79
Fourth Quarter	10,250	1.77
Year	39,500	6.68

2007
First Quarter	9,280	1.64
Second Quarter	10,260	1.85
Third Quarter	9,410	1.72
Fourth Quarter	11,660	2.15
Year	40,610	7.36

2008
First Quarter	10,890	2.05